Exhibit (12)(a)

S&T Bancorp, Inc.

Computations of Consolidated Ratios of Earnings to Fixed Charges

(000’s)

	Six Months Ended		Years Ended December 31,
	June 30, 2009 (1)		2008		2007		2006		2005		2004
Excluding Interest on Deposits
Fixed Charges:
Interest Expense (excluding interest on deposits)	$6,060		$19,808		$19,580		$18,055		$14,690		$10,258
Interest Factor Within Rent Expense	309		566		498		456		398		326

Total Fixed Charges	$6,369		$20,374		$20,078		$18,511		$15,088		$10,584
Earnings:
Income Before Income Taxes	$(19,606)		$84,720		$77,771		$74,849		$82,530		$77,359
Fixed Charges	6,369		20,374		20,078		18,511		15,088		10,584

	$(13,237)		$105,094		$97,849		$93,360		$97,618		$87,943
	(2.08	)X	5.16	X	4.87	X	5.04	X	6.47	X	8.31	X
Including Interest on Deposits
Fixed Charges:
Interest Expense	$26,956		$72,171		$99,167		$91,584		$59,514		$40,890
Interest Factor Within Rent Expense	309		566		498		456		398		326

Total Fixed Charges	$27,265		$72,737		$99,665		$92,040		$59,912		$41,216
Earnings:
Income Before Income Taxes	$(19,606)		$84,720		$77,771		$74,849		$82,530		$77,359
Fixed Charges	27,265		72,737		99,665		92,040		59,912		41,216

	$7,659		$157,457		$177,436		$166,889		$142,442		$118,575
Ratio of Earnings to Fixed Charges	0.28	X	2.16	X	1.78	X	1.81	X	2.38	X	2.88	X

(1)	The shortfall on the one-to-one coverage for the six months ended June 30, 2009 is due to the YTD pre-tax loss of $19,606,000.